Exhibit 99.1

Silk Road Medical Reports Third Quarter 2022 Financial Results

SUNNYVALE, Calif., November 8, 2022 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended September 30, 2022.

“Our performance in the third quarter reflects broad-based U.S. TCAR strength as we capitalize on the operational infrastructure our team has worked so hard to establish,” said Erica Rogers, CEO of Silk Road Medical. “This is the first time in over seven decades that the carotid artery disease market has experienced a level playing field for a minimally invasive approach with open surgery. With TCAR now available to all eligible patients, we have cemented the foundation to establish a new standard of care for carotid artery disease.”

Third Quarter 2022 Financial Results
Revenue for the third quarter of 2022 was $37.4 million, an increase of $12.7 million, or 51%, compared to the third quarter of 2021. Growth was driven primarily by increased TCAR adoption.

Gross profit for the third quarter of 2022 was $28.1 million compared to $18.6 million for the third quarter of 2021. Gross margin was 75% for the third quarter of 2022 and 2021. Gross margin for the current quarter benefitted from the revaluation of standard costs as commercial production commenced at the Minnesota facility.

Operating expenses were $37.3 million for the third quarter of 2022, compared to $31.9 million in the comparable prior year period, which represents an increase of 17%. The increase was driven by increased headcount in the Company’s commercial and R&D organizations, along with continued investments in new and ongoing R&D programs.

Net loss was $10.3 million in the third quarter of 2022, or $0.29 per share, as compared to a loss of $13.9 million, or $0.40 per share, in the corresponding prior year period.

Cash, cash equivalents and short-term investments were $105.1 million as of September 30, 2022. Following the quarter close, the Company completed a follow-on equity offering, adding approximately $109 million in net proceeds to the balance sheet as of October 25, 2022.

2022 Financial Guidance
Silk Road Medical now projects revenue for the full year 2022 to range from $134 million to $137 million, which represents 32% to 35% growth over the Company’s prior year revenue.

Conference Call
Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The Company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including Silk Road Medical’s projected 2022 revenue. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, future operating results and financial performance; the ability to obtain an adequate supply of materials and components from its third-party suppliers; product development plans and the ability to commercialize new products in a timely manner; plans to conduct further clinical trials; the ability to obtain additional indications or new regulatory approvals or clearances for its products; use of its products by physicians; the ability to grow its commercialization infrastructure; the effect of economic conditions and COVID-19 or similar pandemics on its business; government and third-party payer coverage and reimbursement; success in retaining and recruiting key personnel; and the ability to obtain and maintain intellectual property protection for its products. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Investor Contact:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$37,374	$24,701	$98,567	$73,210
Cost of goods sold	9,308	6,076	26,897	18,213
Gross profit	28,066	18,625	71,670	54,997
Operating expenses:
Research and development	8,471	6,867	27,249	19,611
Selling, general and administrative	28,821	25,049	83,795	68,792
Total operating expenses	37,292	31,916	111,044	88,403
Loss from operations	(9,226)	(13,291)	(39,374)	(33,406)
Interest income	617	42	751	183
Interest expense	(1,714)	(633)	(3,366)	(1,884)
Loss on debt extinguishment	—	—	(245)	—
Other income (expense), net	4	(3)	(162)	(11)
Net loss	(10,319)	(13,885)	(42,396)	(35,118)
Other comprehensive loss:
Change in unrealized gain (loss) on investments, net	(189)	(2)	(191)	(38)
Net change in other comprehensive loss	(189)	(2)	(191)	(38)

Net loss and comprehensive loss	$(10,508)	$(13,887)	$(42,587)	$(35,156)

Net loss per share, basic and diluted	$(0.29)	$(0.40)	$(1.21)	$(1.02)

Weighted average common shares used to compute net loss per share, basic and diluted	35,303,958	34,736,015	35,157,840	34,536,980

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$51,306	$110,231
Short-term investments	53,826	—
Accounts receivable, net	17,019	11,832
Inventories	20,293	17,851
Prepaid expenses and other current assets	4,543	3,412
Total current assets	146,987	143,326
Property and equipment, net	9,671	7,697
Restricted cash	155	232
Other non-current assets	5,731	5,370
Total assets	$162,544	$156,625
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,312	$2,379
Accrued liabilities	19,621	19,802
Short-term debt	—	3,905
Total current liabilities	23,933	26,086
Long-term debt	74,340	44,786
Other liabilities	7,073	6,513
Total liabilities	105,346	77,385
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	35	35
Additional paid-in capital	388,452	367,907
Accumulated other comprehensive income (loss)	(191)	—
Accumulated deficit	(331,098)	(288,702)
Total stockholders' equity	57,198	79,240
Total liabilities and stockholders' equity	$162,544	$156,625